Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS

2014 FINANCIAL RESULTS

ISELIN, NJ, March 5, 2015 - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) today reported financial results for the year ended December 31, 2014.

Highlights

▪	Net Income Rises 10.9%
▪	Diluted Earnings Per Share Up 9.7%

2014 Operating Results

Consolidated operating revenues increased to $117.1 million for the year ended December 31, 2014, up from $114.8 million in 2013. The $2.3 million increase was primarily due to:

•	$2.5 million of increased revenues in our Tidewater Utilities system, primarily due to high customer water demand, increased fees for new water customer connections, and implementation of interim and final base rate increases;
•	Middlesex System revenues decreased $0.5 million primarily due to the loss of a Borough of Sayreville wholesale water sales contract, lower weather related consumption and Hess Corporation (Hess) ceasing its oil refining operations at its Port Reading, New Jersey facility in February 2013. The revenue decline associated with the loss of these two customers was fully recognized and mitigated prospectively in the implementation of the $1.7 million base rate increase granted by the New Jersey Board of Public Utilities in July 2014; and
•	Operating revenues at all other subsidiaries increased $0.3 million.

Operating and maintenance expenses for the year ended December 31, 2014 decreased $1.6 million or 2.7%, from 2013. This decrease reflects a $3.0 million reduction in employee benefit expenses, primarily due to lower postretirement plan costs resulting from improved performance in 2013 on our investment of retirement plan funds and a higher discount rate used for the actuarially determined 2014 expense; as well as lower weather related variable production costs of $0.4 million. Partially offsetting these decreases were increased repair and labor costs of $1.5 million related to severe winter weather in early 2014 and $0.3 million for all other expenses.

Earnings applicable to common stockholders for year ended December 31, 2014 were $18.3 million, or $1.13 per share on a fully diluted basis, compared to $16.4 million or $1.03 per diluted share in 2013.

Middlesex President and Chief Executive Officer Dennis W. Doll said, “As reflected in our 2014 results, Middlesex Water Company was able to successfully navigate the impact in 2014 of the loss of two significant customers in the prior year, as well as the challenges presented by unfavorable weather. We negotiated the favorable outcomes of rate proceedings in our Middlesex and Tidewater systems that went into effect in July and August, respectively. We also began full operation and ownership of the water production and distribution system of Dover Air Force Base. In addition, we continued our focus on managing expenses and worked to strengthen our core business of traditional regulated utility operations while capitalizing on our emerging expertise in the realm of non-regulated renewable energy and industrial treatment applications.”

Company Quarterly Dividend

In January, the Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.1925 per common share payable on March 2, 2015 for shareholders of record as of February 13, 2015. The Company has paid cash dividends in varying amounts continually since 1912 and increased its dividend for the forty-second consecutive year in 2014.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. The Company serves customers in Shohola, Pennsylvania through its subsidiary, Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

bsohler@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Years Ended December 31,
	2014	2013

Operating Revenues	$117,139	$114,846

Operating Expenses:
Operations and Maintenance	59,129	60,748
Depreciation	11,444	10,988
Other Taxes	12,174	12,140

Total Operating Expenses	82,747	83,876

Operating Income	34,392	30,970

Other Income (Expense):
Allowance for Funds Used During Construction	317	314
Other Income	281	183
Other Expense	(1,001)	(406)

Total Other Income (Expense), net	(403)	91

Interest Charges	5,607	5,807

Income before Income Taxes	28,382	25,254

Income Taxes	9,937	8,621

Net Income	18,445	16,633

Preferred Stock Dividend Requirements	151	190

Earnings Applicable to Common Stock	$18,294	$16,443

Earnings per share of Common Stock:
Basic	$1.14	$1.04
Diluted	$1.13	$1.03

Average Number of
Common Shares Outstanding :
Basic	16,052	15,868
Diluted	16,226	16,110

Cash Dividends Paid per Common Share	$0.763	$0.753